Exhibit 23.2

Norman T. Reynolds Law Firm. P. C.

3262 Westheimer Road, Suite 234

Houston, Texas 77098

Telephone (713) 503-9411

Telecopier (713) 456-2509

August 20, 2013

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C.  20549

Re:

Global Earth Energy, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Global Earth Energy, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 250,000,000 shares of its common stock, par value $0.00001 per share, which are issuable pursuant to the Company’s Employees, Directors, and Consultants Stock Plan for the Year 2013, No. 2.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds Law Firm, P. C.